Exhibit 10.37

STANDARD SUBLEASE MULTI-TENANT

1. Basic Provisions (“Basic Provisions”).

1.1 Parties: This Sublease (“Sublease”), dated for reference purposes only, is made by and between J Gelt Corporation dba Casa Pacifica, a California corporation, (“Sublessor”), and Real Health Laboratories, Inc., a California corporation, (“Sublessee”), (collectively the “Parties,” or individually a “Party”).

1.2 Premises.

a. That certain real property, including all improvements therein commonly known as 1424 30th Street, City of San Diego, County of San Diego, State of California, generally described as an office and warehouse facility and further set forth in Attachment A (“Premises”). In addition to Sublessee’s rights to use and occupy the Premises as hereinafter specified, Sublessee shall have nonexclusive rights to the Common Areas as hereinafter specified, but shall not have any rights to the roof, the exterior walls, or the utility raceways of the building containing the Premises (“Building”) or to any other buildings in the Project. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Project.”

b. Parking: Sublessee shall be entitled to the use of two (2) parking spaces designated in Attachment A.

1.3 Term: Commencing April 1, 2006, (“Commencement Date”) and ending either February 28, 2008, or May 12, 2009 (“Expiration Date”). The Expiration Date is dependent upon Sublessor exercising its option to renew its Master Lease with Master Lessor.

1.4 Early Possession: N/A

1.5 Base Rent: $1,411.70 per month (“Base Rent”), payable on the first day of each month commencing March 6, 2006.

Base Rent shall be adjusted as follows:

Period	Base Rent
March 1, 2007, to February 29, 2008	$1,454.05

March 1, 2008, to February 28, 2009	$1,497.67

March 1, 2009, to May 12, 2009	$1,542.61

1.6 Sublessee’s Share of Operating Expenses: N/A

1.7 Base Rent and Other Monies Paid Upon Execution:

a. Base Rent: $1,411.70

b. Security Deposit: $1,411.70

c. Other: N/A.

d. Total Due Upon Execution of this Lease: $2,823.40.

1.8 Agreed Use: Office and warehouse.

1.9 Real Estate Brokers: The Parties each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with this Sublease.

1.10 Guarantor. There is no guarantor for the obligations of the Sublessee under this Sublease.

1.11 Attachments. Attached hereto are the following, all of which constitute a part of this Sublease:

Attachment “A”: description of subleased Premises and designated parking spaces

2. Premises.

2.1 Letting. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Sublease and its Attachments. Unless otherwise provided herein, any statement of size set forth in this Sublease, or that may have been used in calculating Rent, is an approximation that the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less.

2.2 Condition. Sublessee is familiar with the Premises and Sublessor shall deliver the Premises to Sublessee in its existing condition on the Commencement Date (“Start Date”).

2.3 Compliance. Sublessor makes no warrants or representations that any improvements, alterations or utility installations made or installed on the Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances (“Applicable Requirements”) in effect on the date that they were made or installed. Sublessor makes no warranty as to the use to which Sublessee will put the Premises or to modifications that may be required by the Americans with Disabilities Act or any similar laws as a result of Sublessee’s use. NOTE: Sublessee is responsible for determining whether or not the zoning and other Applicable Requirements are appropriate for Sublessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed.

2.4 As-Is Condition. Sublessee agrees that it is leasing the Premises on an “AS-IS” basis, with all defects, without any representation or warranty by Sublessor or its agents as to the condition of the Premises or its fitness for Sublessee’s use, and subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any easements, covenants or restrictions of record. Sublessee acknowledges that Sublessor and its agents have not made any representations or warranties that the Premises or the Building comply with any legal requirements, including, but not limited to,

Title 24, any transportation management plans, or any laws relating to hazardous substances or materials, and as a material inducement to Sublessor, Sublessee assumes any and all responsibility for causing the Premises to comply with all legal requirements throughout the term. Sublessee acknowledges that it has satisfied itself that the Premises are suitable for its intended use. Sublessor shall have no obligation to do any work in and to the Premises in order to prepare the Premises for occupancy or use by Sublessee.

2.5 Acknowledgements. Sublessee warrants that: (a) it has been advised by Sublessor to satisfy itself with respect to the size and condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Sublessee’s intended use, (b) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Sublessor nor Sublessor’s agents have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease.

2.6 Americans with Disabilities Act. In the event that as a result of Sublessee’s use, or intended use, of the Premises the Americans with Disabilities Act or any similar law requires modifications or the construction or installation of improvements in or to the Premises, Building, Project and/or Common Areas, the Parties agree that such modifications, construction or improvements shall be made at Sublessee’s expense.

2.7 Vehicle Parking. Sublessee shall be entitled to use the number of unreserved parking spaces and reserved parking spaces specified in Section 1.2(b) on those portions of the Common Areas designated from time to time for parking. Sublessee shall not use more parking spaces than said number. Sublessor may regulate the loading and unloading of vehicles by adopting Rules and Regulations as provided in Section 2.10. No vehicles other than Permitted Size Vehicles may be parked in the Common Area without the prior written permission of Sublessor.

a. Sublessee shall not permit or allow any vehicles that belong to or are controlled by Sublessee or Sublessee’s employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Sublessor for such activities.

b. Sublessee shall not service or store any vehicles in the Common Areas.

c. If Sublessee permits or allows any of the prohibited activities described in this Section, then Sublessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Sublessee, which cost shall be immediately payable upon demand by Sublessor.

2.8 Common Areas - Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Sublessor from time to time for the general nonexclusive use of Sublessor, Sublessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

3. Possession.

3.1 Early Possession. There is no early possession period under this Sublease.

3.2 Delay in Commencement. Sublessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises by the Commencement Date.

3.3 Sublessee Compliance. Sublessor shall not be required to tender possession of the Premises to Sublessee until Sublessee complies with its obligation to provide evidence of insurance. Pending delivery of such evidence, Sublessee shall be required to perform all of its obligations under this Sublease from and after the Start Date, including the payment of Rent, notwithstanding Sublessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Sublessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Sublessor may elect to withhold possession until such conditions are satisfied.

4. Rent and Other Charges.

4.1 Rent Defined. All monetary obligations of Sublessee to Sublessor under the terms of this Sublease are deemed to be rent (“Rent”). Rent shall be payable in lawful money of the United States, or by means of other consideration, to Sublessor at the address stated herein or to such other persons or at such other places as Sublessor may designate in writing.

a. Common Area Operating Expenses. Sublessee shall not be required to pay Common Area Operating Expenses to Sublessor during the term

4.2 Payment. Sublessee shall cause payment of Rent to be received by Sublessor in lawful money of the United States on or before the day on which it is due, without offset or deduction. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Sublessor at its address stated herein or to such other persons or place as Sublessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Sublessor’s rights to the balance of such Rent, regardless of Sublessor’s endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Sublessee to Sublessor is dishonored for any reason, Sublessee agrees to pay to Sublessor the sum of $25.

4.3 Utilities. Sublessee shall pay for all gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered or billed to Sublessor or Sublessee, Sublessee shall pay a reasonable proportion, to be determined by Sublessor, of all charges jointly metered or billed. The Parties intend that a separate electric meter will be installed for the Premises and that Sublessee shall be solely responsible for all associated costs.

5. Security Deposit and Default. Sublessee shall deposit with Sublessor upon execution hereof the Security Deposit as security for Sublessee’s faithful performance of its obligations under this Lease. If Sublessee fails to pay Rent or other charges or otherwise Defaults under this Sublease, Sublessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Sublessor or to reimburse or compensate Sublessor for any liability, expense, loss or damage which Sublessor may suffer or incur by reason thereof. Sublessee waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Sublessee, or to clean the Subleased Premises. If Sublessor uses or applies all or any portion of the Security Deposit, Sublessee shall within 10 days after written request therefor deposit monies with Sublessor sufficient to restore said Security Deposit to the full amount required by this Lease and Sublessee’s failure to do so shall be a material breach of this Sublease. Sublessor’s application or retention of the Security Deposit shall not constitute a waiver of Sublessee’s default to the extent that the Security Deposit does not fully compensate Sublessor for all losses or damages incurred by Sublessor in connection with such Default and shall not prejudice any other rights or remedies available to Sublessor under this Sublease or by law. If the Base Rent increases during the term of this Lease, Sublessee shall, upon written request from Sublessor, deposit additional moneys with Sublessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Sublessee or to accommodate a sublessee or assignee, Sublessor shall have the right to increase the Security Deposit to the extent necessary, in Sublessor’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Sublessee occurs during this Sublease and following such change the financial condition of Sublessee is, in Sublessor’s reasonable judgment, significantly reduced, Sublessee shall deposit such additional monies with Sublessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Sublessor shall not be required to keep the Security Deposit separate from its general accounts. Within 14 days after the expiration or termination of this Lease, if Sublessor elects to apply the Security Deposit only to unpaid Rent, and otherwise within 30 days after the Premises have been vacated pursuant to this Sublease, Sublessor shall return that portion of the Security Deposit not used or applied by Sublessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Sublessee under this Lease.

6. Agreed Use. The Premises shall be used and occupied only for office and warehouse uses and for no other purpose.

7. Master Lease.

7.1 Sublessor is the lessee of the Premises by virtue of a lease, hereinafter the “Master Lease,” wherein Jonathan D. Glasier and Elizabeth Glasier Trust, dated 3/8/05, and Joel Gattey are, collectively, the lessor, hereinafter the “Master Lessor.”

7.2 This Sublease is and shall be at all times subject and subordinate to the Master Lease.

7.3 The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease document shall control over the Master Lease. All applicable terms and conditions of the Master Lease are incorporated into and made part of this Sublease. For the purposes of this Sublease, wherever in the Master Lease the word “Lessor” is used it shall be deemed to mean the Sublessor herein and wherever in the Master Lease the word “Lessee” is used it shall be deemed to mean the Sublessee herein.

7.4 During the term of this Sublease and for all periods subsequent for obligations that have arisen prior to the termination of this Sublease, Sublessee does hereby expressly assume and agree to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor under the Master Lease.

7.5 The obligations that Sublessee has assumed under Section 7.4 hereof are hereinafter referred to as the “Sublessee’s Assumed Obligations.”

7.6 Sublessee shall hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees, arising out of Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations.

7.7 Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of the Sublessor

7.8 Sublessor represents to Sublessee that the Master Lease is in full force and effect and that no default exists on the part of any Party to the Master Lease.

7.9 Sublessee shall have the right to assign or sublet the subleased Premises in accordance with the terms and conditions of Section 12 of the Master Lease. Sublessee shall not assign or sublet all or any part of Sublessee’s interest in this Sublease or in the Premises without first complying with the terms and conditions of Section 12 of the Master Lease. Sublessee acknowledges and agrees to the provisions contained in Section 12 of the Master Lease pertaining to assignment and subletting of the Premises.

8. Insurance; Indemnity. In accordance with the terms and conditions of Section 8 and any other insurance or indemnification provisions of the Master Lease, Sublessee shall obtain and keep in force all policies of insurance and endorsements protecting Sublessor and Master Lessor as additional insureds against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto and Sublessee shall obtain and keep in force all other policies of insurance and endorsements required under Section 8. Sublessee shall be responsible for payment of all such insurance premiums.

9. Hazardous Substances. Sublessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Sublessor and Master Lessor.

10. Assignment of Sublease and Default.

10.1 Sublessor hereby assigns and transfers to Master Lessor the Sublessor’s interest in this Sublease, subject however to the provisions of Section 10.2 hereof.

10.2 Master Lessor, by executing this document, agrees until a Default shall occur in the performance of Sublessor’s obligations under the Master Lease, that Sublessor may receive, collect and enjoy the Rent accruing under this Sublease. However, if Sublessor shall Default in the performance of its obligations to Master Lessor then Master Lessor may, at its option, receive and collect, directly from Sublessee, all Rent owing and to be owed under this Sublease. Master Lessor shall not, by reason of this assignment of the Sublease nor by reason of the collection of the Rent from the Sublessee, be deemed liable to Sublessee for any failure of the Sublessor to perform and comply with Sublessor’s remaining obligations.

10.3 Sublessor hereby irrevocably authorizes and directs Sublessee upon receipt of any written notice from the Master Lessor stating that a Default exists in the performance of Sublessor’s obligations under the Master Lease, to pay to Master Lessor the Rent due and to become due under the Sublease. Sublessor agrees that Sublessee shall have the right to rely upon any such statement and request from Master Lessor, and that Sublessee shall pay such Rent to Master Lessor without any obligation or right to inquire as to whether such Default exists and notwithstanding any notice from or claim from Sublessor to the contrary and Sublessor shall have no right or claim against Sublessee for any such Rent so paid by Sublessee.

10.4 No changes or modifications shall be made to this Sublease without the consent of Master Lessor.

11. Consent of Master Lessor.

11.1 In the event that the Master Lease requires that Sublessor obtain the consent of Master Lessor to any subletting by Sublessor then, this Sublease shall not be effective unless, within 10 days of the date hereof, Master Lessor signs this Sublease thereby giving its consent to this Subletting.

11.2 In the event that the obligations of the Sublessor under the Master Lease have been guaranteed by third parties then neither this Sublease, nor the Master Lessor’s consent, shall be effective unless, within 10 days of the date hereof, said guarantors sign this Sublease thereby giving their consent to this Sublease.

11.3 In the event that Master Lessor does give such consent then:

a. Such consent shall not release Sublessor of its obligations or alter the primary liability of Sublessor to pay the Rent and perform and comply with all of the obligations of Sublessor to be performed under the Master Lease.

b. The acceptance of Rent by Master Lessor from Sublessee or any one else liable under the Master Lease shall not be deemed a waiver by Master Lessor of any provisions of the Master Lease.

c. The consent to this Sublease shall not constitute a consent to any subsequent subletting or assignment.

d. In the event of any Default of Sublessor under the Master Lease, Master Lessor may proceed directly against Sublessor, any guarantors or any one else liable under the Master Lease or this Sublease without first exhausting Master Lessor’s remedies against any other person or entity liable thereon to Master Lessor.

e. Master Lessor may consent to subsequent sublettings and assignments of the Master Lease or this Sublease or any amendments or modifications thereto without notifying Sublessor or any one else liable under the Master Lease and without obtaining their consent and such action shall not relieve such persons from liability.

f. In the event that Sublessor shall Default in its obligations under the Master Lease, then Master Lessor, at its option and without being obligated to do so, may require Sublessee to attorn to Master Lessor in which event Master Lessor shall undertake the obligations of Sublessor under this Sublease from the time of the exercise of said option to termination of this Sublease but Master Lessor shall not be liable for any prepaid Rent nor any Security Deposit paid by Sublessee, nor shall Master Lessor be liable for any other Defaults of the Sublessor under the Sublease.

11.4 The signatures of the Master Lessor and any Guarantors of Sublessor at the end of this document shall constitute their consent to the terms of this Sublease.

11.5 Master Lessor acknowledges that, to the best of Master Lessor’s knowledge, no Default presently exists under the Master Lease of obligations to be performed by Sublessor and that the Master Lease is in full force and effect.

11.6 In the event that Sublessor Defaults under its obligations to be performed under the Master Lease by Sublessor, Master Lessor agrees to deliver to Sublessee a copy of any such notice of default. Sublessee shall have the right to cure any Default of Sublessor described in any notice of default within ten days after service of such notice of default on Sublessee. If such Default is cured by Sublessee then Sublessee shall have the right of reimbursement and offset from and against Sublessor.

12. Indemnity. Except for Sublessor’s gross negligence or willful misconduct, Sublessee shall indemnify, protect, defend and hold harmless Sublessor, its agents and Master Lessor from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Sublessee. If any action or proceeding is brought against Sublessor by reason of any of the foregoing matters, Sublessee shall upon notice defend the same at Sublessee’s expense by counsel reasonably satisfactory to Sublessor and Sublessor shall cooperate with Sublessee in such defense. Sublessor need not have first paid any such claim in order to be defended or indemnified.

13. Representations and Indemnities of Broker Relationships. The Parties each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with this Sublease, and that no one is entitled to any commission or finder’s fee in connection herewith. Sublessee and Sublessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

14. Attorney’s Fees. If any Party brings an action or proceeding in connection with the Sublease whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party or third party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or third party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Sublessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).

15. Severability. If any provision of this Sublease is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sublease will remain in full force and effect. Any provision of this Sublease held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16. Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Sublease and the documents referred to in this Sublease.

17. Governing Law. This Sublease will be governed by the laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

18. Specific Performance. The Parties acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Sublease are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Sublease and to enforce specifically this Sublease and the terms and provisions hereof in any action instituted in any court of the state having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

19. Counterparts. This Sublease may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Sublease and all of which, when taken together, will be deemed to constitute one and the same agreement.

Date: March 6, 2006		Date: March 6, 2006

By SUBLESSOR:		By SUBLESSEE:

J Gelt Corporation		Real Health Laboratories, Inc.

	/s/ LuBa Vaisman	By:	/s/ John Dullea
	LuBa Vaisman, President	Name:	John Dullea
		Title:	President

By:	/s/ Tatyana Cohen
Name:	Tatyana Cohen
Title:	Vice President

/s/ Irina Bokin
Irina Bokin, Director

Consent to the above sublease is hereby given:

Date: 07/08/06

By MASTER LESSOR:

By:	/s/ J. Glasier
Name:
Title:

ATTACHMENT A

FLOOR PLAN FOR PREMISES